BRANDEN T. BURNINGHAM

ATTORNEY AT LAW

455 EAST FIFTH SOUTH*SUITE 205

SALT LAKE CITY, UTAH  84111

ADMITTED IN UTAH AND CALIFORNIA

TELEPHONE:  (801) 363-7411

FACSIMILE:  (801) 355-7126

May 9, 2008

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C.  20549

Re:    Consent to be named in the S-8 Registration Statement of Wizzard Software Corporation, a Colorado corporation (the "Registrant"), to be filed on or about May 9, 2008, covering the registration and issuance of 400,000 shares of common stock to participants in the Company's 2008 Key Employee Stock Option Plan

Ladies and Gentlemen:

          I hereby consent to be named in the above referenced Registration Statement, and to have my opinion appended as Exhibit No. 23.1 thereto.

Sincerely yours,

/s/ Branden T. Burningham

Branden T. Burningham

cc:    Wizzard Software Corporation